Exhibit 99.1

[RCN LOGO OMITTED]



FOR IMMEDIATE RELEASE

CONTACT: Kevin Kuryla, RCN Investor and Public Relations, (609) 720-5863 Ricardo Venegas, Treasurer, (609) 734-3862

               RCN CORPORATION ANNOUNCES INVESTIGATION REGARDING
            INCONSISTENCIES IN THE ECONOMIC TERMS OF ITS 11% SENIOR
                           DISCOUNT NOTES DUE 2008



PRINCETON, N.J., July 2, 2003 -- RCN Corporation ("RCN") (Nasdaq: RCNC) announced that in connection with an approximately $8 million interest payment made yesterday on its 11% Senior Discount Notes due 2008 (the "11 % Notes"), it has uncovered inconsistencies in the terms of the indenture governing the 11% Notes relating to the basic economics of the deal. RCN is actively investigating these inconsistencies. Although RCN believes that bondholders may not be entitled to today's interest payment, RCN has elected to pay interest at this time pending further investigation. RCN reserves its rights to pursue all available remedies, including reducing future interest or principal payments, taking other actions to recover the proceeds of the interest payment and/or seeking court intervention relating to these matters.

The 11% Notes were issued in June, 1998 at a discount to their aggregate principal amount at maturity and have been accreting since that time. Today's interest payment of approximately $8 million was the first cash interest payment made on the 11% Notes.


About RCN

RCN Corporation (Nasdaq: RCNC) is the nation's first and largest facilities-based competitive provider of bundled phone, cable and high speed Internet services delivered over its own fiber-optic local network to consumers in the most densely populated markets in the U.S. RCN has more than one million customer connections and provides service in the Boston, New York, Philadelphia,Lehigh Valley, Chicago, San Francisco, Los Angeles and Washington D.C. metropolitan markets.


Forward-Looking Statements Disclaimer

Some of the statements made by RCN in these statements are forward-looking in nature. Actual results may differ materially from those projected in forward-looking statements as a result of a number of factors. RCN believes that the primary factors include, but are not limited to, availability of financing, ability to obtain regulatory approvals, uncertainty relating to economic conditions, ability to attract and retain qualified management and other personnel, changes in government and regulatory policies, pricing and availability of equipment, materials, inventory and programming, our ability to meet the requirements in our franchise agreements, the number of potential customers in a target market, the completion of acquisitions or divestitures, acceptance of the Company's services, development and implementation of business support systems for provisioning and billing, the availability and success of strategic alliances or relationships, ability to overcome significant operating losses, RCN's ability to develop and penetrate existing and new markets, technological developments and changes in the industry, changes in the competitive environment in which RCN operates and ability to produce sufficient cash flow. Additional information concerning these and other important factors can be found in RCN's filings with the Securities and Exchange Commission. Statements in this release should be evaluated in light of these important factors.